Exhibit 4.2

NINTH SUPPLEMENTAL INDENTURE

THIS NINTH SUPPLEMENTAL INDENTURE, dated as of September 8, 2021 (this “Supplemental Indenture”), is by and between Covanta Holding Corporation, a Delaware corporation, as issuer (hereinafter sometimes called the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (hereinafter sometimes called the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore entered into a Senior Indenture, dated as of January 18, 2007 (the “Original Indenture”), with the Trustee;

WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as may be amended and supplemented to the date hereof, including by the Seventh Supplemental Indenture, dated as of August 25, 2020 (the “Seventh Supplemental Indenture”), pursuant to which 5.000% Senior Notes due 2030 (the “Notes”) were issued, is herein called the “Indenture”);

WHEREAS, Section 9.02 of the Seventh Supplemental Indenture with respect to the Notes, provides, inter alia, that, subject to certain exceptions therein, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding, excluding any such Notes as may then be held by the Company (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) (the “Requisite Consents”);

WHEREAS, Section 9.01(7) of the Seventh Supplemental Indenture with respect to the Notes, provides, inter alia, that, subject to certain exceptions therein, the Indenture and the Notes may be amended or supplemented without the consent of the Holders of the Notes then outstanding to make any change to the Indenture that does not adversely affect the legal rights under the Indenture of any Holder;

WHEREAS, Covert Mergeco, Inc., a Delaware corporation (“Merger Sub”), has distributed a Consent Solicitation Statement, dated August 27, 2021 (the “Consent Statement”), to the Holders of the Notes in connection with the solicitation of such Holders’ consents (the “Consents”) to certain proposed amendments to the Indenture with respect to the Notes as further described in the Consent Statement and as set forth in clauses (a)-(c) of Section 2.1 hereof (collectively, the “Proposed Amendments”);

WHEREAS, in accordance with the terms and conditions set forth in the Consent Statement, the holders of more than 50% in aggregate principal amount of the Notes outstanding (excluding any Notes owned by the Company or its Affiliates) have validly provided Consents and have not validly withdrawn their Consents to the adoption of the Proposed Amendments set forth in this Supplemental Indenture as of the date hereof in accordance with the provisions of the Indenture, and evidence of such consents has been provided by Merger Sub to the Trustee and the Company;

WHEREAS, the Company has (i) approved (x) the Proposed Amendments and (y) the amendment set forth in Section 2.1(d) hereof (together, the “Supplemental Indenture Amendments”), (ii) duly authorized the execution and delivery of this Supplemental Indenture, and (iii) requested that the Trustee execute and deliver this Supplemental Indenture;

WHEREAS, with Merger Sub having received the Requisite Consents from the holders of the outstanding Notes as of the date hereof, the Company desires to (i) adopt the Proposed Amendments, pursuant to Section 9.02 of the Seventh Supplemental Indenture, and the amendment set forth in Section 2.01(d) hereof, pursuant to Section 9.01(7) of the Seventh Supplemental Indenture, and (ii) amend the

Indenture and the Notes pursuant to Section 10.2 of the Original Indenture, as amended and restated in its entirety by Section 9.02 of the Seventh Supplemental Indenture with respect to the Notes (the “Amendment”) in order to reflect the adoption of such Supplemental Indenture Amendments;

WHEREAS, in accordance with Section 11.4 of the Original Indenture, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each dated the date hereof, with respect to this Supplemental Indenture on the date hereof;

WHEREAS, pursuant to Section 9.02 of the Seventh Supplemental Indenture with respect to the Notes, and Section 10.7 of the Seventh Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all of the conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument enforceable in accordance with its terms have been performed and fulfilled by the parties hereto, and the execution and delivery hereof have been in all respects duly authorized by the parties hereto.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually covenant and agree as follows:

ARTICLE I

Defined Terms

Section 1.1    Capitalized Terms. Capitalized terms used herein without being defined herein shall have the meanings assigned to them in the Indenture or the Notes, as applicable.

Section 1.2    Certain Definitions. Any definitions used exclusively in the provisions of the Indenture or Notes that are deleted pursuant to the amendments set forth in this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes.

ARTICLE II

Amendments to the Indenture and the Notes

Section 2.1    The Indenture and the Notes (for the avoidance of doubt, including the Global Security for the Notes) are hereby amended as follows:

(a)    The Indenture, with respect to the Notes, and the Notes (for the avoidance of doubt, including the Global Security for the Notes) are hereby amended by adding the following sentence to the end of the definition of “Change of Control” in Section 1.1 of the Indenture, as amended and supplemented by Section 1.01 of the Seventh Supplemental Indenture with respect to the Notes:

Notwithstanding the foregoing, a “Change of Control” will not occur or be deemed to occur or have occurred (i) in connection with the EQT Transactions or (ii) at any time so long as (1) the Permitted Holders directly or indirectly beneficially own a majority of the voting power of the Company’s Voting Stock or (2) no other Person, other than the Permitted Holders, beneficially owns a majority of the voting power of the Company’s Voting Stock.

(b)    The Indenture, with respect to the Notes, and the Notes (for the avoidance of doubt, including the Global Security for the Notes) are hereby amended by adding the following definitions in the proper alphabetical order to the list of defined terms in Section 1.1 of the Indenture, as amended and supplemented by Section 1.01 of the Seventh Supplemental Indenture with respect to the Notes:

“EQT Transactions” means the transactions contemplated by the Agreement and Plan of Merger, dated as of July 14, 2021, by and among Covanta Holding Corporation, a Delaware corporation, Covert Intermediate, Inc., a Delaware corporation, and Covert Mergeco, Inc., a Delaware corporation, pursuant to which, among other things, Covert Mergeco, Inc. will be merged with and into Covanta Holding Corporation, with Covanta Holding Corporation surviving the merger as a wholly owned subsidiary of Covert Intermediate, Inc.

“Permitted Holders” means, at any time, (i) one or more investment funds, co-investment vehicles and/or similar vehicles or accounts affiliated with, controlled by or managed by EQT Partners, Inc. and any of their respective affiliates other than any portfolio companies (collectively, the “EQT Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) with the EQT Sponsors; provided that, collectively, the EQT Sponsors control a majority of the voting power of the voting stock beneficially owned by such group.

(c)    The Indenture, with respect to the Notes, and the Notes (for the avoidance of doubt, including the Global Security for the Notes) are hereby amended by amending and restating Section 4.2 of the Indenture, as amended and restated by Section 4.01 of the Seventh Supplemental Indenture with respect to the Notes:

SECTION 4.01. Reporting Covenant. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Company will furnish to the Trustee:

(1)    within 120 days (150 days in the case of the fiscal year ending after the effective date of this Supplemental Indenture) after the end of each fiscal year to which they relate (or if such day is not a Business Day, on the next succeeding Business Day), all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2)    within 60 days (75 days in the case of the first three fiscal quarters ending after the effective date of this Supplemental Indenture) after the end of each of the first three fiscal quarters of each fiscal year to which they relate (or if such day is not a Business Day, on the next succeeding Business Day), all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and financial statements prepared in accordance with GAAP; and

(3)    within 10 Business Days (and not required to be sooner than the filing deadlines applied to current reports on Form 8-K) after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K as in effect on the Issue Date (if the Company had been a reporting company under Section 15(d) of the Exchange Act); provided, that the foregoing shall not obligate the Company to make available (i) any information regarding the occurrence of any of the following events if the Company determines in its reasonable determination that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries taken as a whole, (ii) an exhibit or a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Company or any of its Subsidiaries and any director, officer or manager of the Company or any of its Subsidiaries, (iii) copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K or (iv) any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information:

(a)    the entry into or termination of material agreements;

(b)    significant acquisitions or dispositions (which shall only be with respect to acquisitions or dispositions that are significant pursuant to the definition of “Significant Subsidiary”);

(c)    bankruptcy;

(d)    a change in the Company’s certifying independent auditor;

(e)    the appointment or departure of directors or executive officers (with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer only) to the extent required under Item 5.02(b) or (c) of Form 8-K (other than with respect to information otherwise required or contemplated by subclause (3) of Item 5.02(c) or by Item 402 of Regulation S-K promulgated by the SEC);

(f)    non-reliance on previously issued financial statements; and

(g)    change of control transactions,

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described above or below and subject to exceptions consistent with the presentation of information in the offering memorandum; provided, however, that the Company shall not be required to provide (i) segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280), (ii) separate financial statements or other information contemplated by Rules 3-05, 3-09, 3-10, 3-16 or 4-08 of Regulation S-X (or any successor provisions) or any schedules required by Regulation S-X, (iii) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision), (iv) XBRL exhibits, (v) earnings per share information, (vi) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, and (vii) other information customarily excluded from an offering memorandum, including any information that is not otherwise of the type and form currently included in the offering memorandum relating to the Notes. In addition, notwithstanding the foregoing, the Company will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K (or any successor provision). To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “— Events of Default” if Holders of at least 30% in principal amount of the outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to the immediately preceding paragraph, the Company shall also use its commercially reasonable efforts to post copies of such information required by the immediately preceding paragraph on a website (which may be nonpublic, require a confidentiality acknowledgement and may be maintained by the Company or a third party) to which access will be given to Holders, bona fide prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), and securities analysts (to the extent providing analysis of an investment in the Notes) and market making financial institutions that are reasonably satisfactory to the Company who agree to treat such information and reports as confidential; provided that the Company may deny access to any competitively-sensitive information and reports otherwise to be provided pursuant to this paragraph to any Holder, bona fide prospective investors, security analyst or market maker that is a competitor of the Company and its Subsidiaries to the extent that the Company determines in good faith that the provision of such information and reports to such Person would be competitively harmful to the Company and its Subsidiaries. The Company may condition the delivery of any such reports to such Holders, prospective investors in the Notes and securities analysts and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary and such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required by clauses (1) and (2) of the first paragraph of this covenant will include a presentation of selected financial metrics (in the Company’s sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

So long as any Notes are outstanding, the Company will also:

(1) after:

(i) furnishing to the Holders the annual and quarterly information and reports required by clause (1) and clause (2), as applicable, of the first paragraph of this “Reporting Covenant”; or

(ii) furnishing to the Holders, at the option and in the sole discretion of the Company (who shall not be obligated to so furnish), a summary condensed consolidated annual or quarterly income statement and balance sheet, as applicable, without notes thereto, and a summary discussion of the results of operations for the relevant reporting period, promptly hold a conference call to discuss such information and reports or summary information and the results of operations for the relevant reporting period (which conference call, for the avoidance of doubt, may be held prior to such time that the annual or quarterly information and reports required by clause (1) and clause (2) of the first paragraph of this “Reporting Covenant” are furnished to Holders); and (2) announce by press release to the appropriate nationally recognized wire services or post to the website of the Company or on a non-public, password-protected website or online data system maintained by the Company or a third party prior to the date of the conference call required to be held in accordance with clause (1) of this paragraph, the time and date of such conference call and either including all information necessary to access the call or informing Holders, bona fide prospective investors, market makers and securities analysts how they can obtain such information.

Notwithstanding any other provision of the Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described under this covenant, will for the 365 days after the occurrence of such Event of Default consist exclusively, to the extent permitted by applicable law, of the right to receive additional interest on the principal amount of the Notes at a rate equal to 0.50% per annum. This additional interest will be payable in the same manner and subject to the same terms as other interest payable under the Indenture. This additional interest will accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations described above this covenant first occurs to, but excluding the 365th day thereafter (or such earlier date on which the Event of Default relating to such reporting obligations is cured or waived) and upon the occurrence of such Event of Default, the Company shall deliver to the Trustee an Officer’s Certificate (upon which the Trustee may rely conclusively) stating (i) the amount of such additional interest that is payable and (ii) the date that such additional interest begins to accrue. Unless and until the Trustee receives such a certificate, the Trustee may assume without inquiry that no such additional interest is payable and the Trustee shall not have any duty to verify the Company’s calculations of additional interest. If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 365th day, such additional interest will cease to accrue and the Notes will be subject to the other remedies provided under “— Events of Default.”

The Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to any direct or indirect parent of the Company (a “Parent Entity”); provided that if such Parent Entity is not a Guarantor, to the extent such Parent Entity holds assets (other than its direct or indirect interests in the Company) that exceed the lesser of (1) 1% of the consolidated total assets of such Parent Entity and (ii) 1% of the total revenue for the preceding fiscal year of such Parent Entity, then such information related to such Parent Entity shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity (and other Parent Entities included in such information, if any), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited or reviewed by the auditors.

Notwithstanding anything to the contrary set forth above, if the Company or any Parent Entity has furnished the Holders of Notes or filed with the SEC the reports described in the preceding paragraphs with respect to the Company or any Parent Entity, the Company shall be deemed to be in compliance with the provisions of this covenant.

Delivery of reports, information and documents to the Trustee under the Indenture is for informational purposes only and the information and Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein including the Company’s compliance with any of its covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to review or analyze reports delivered to it.

(d)    The Indenture, with respect to the Notes, and the Notes (for the avoidance of doubt, including the Global Security for the Notes) are hereby amended by deleting Section 10.08 of the Seventh Supplemental Indenture with respect to the Notes.

ARTICLE III

Effectiveness

Section 3.1    Effectiveness.

(a)     This Supplemental Indenture shall become a valid, binding and legal agreement enforceable in accordance with its terms on each of the parties hereto and effective when executed by the parties hereto but shall not be operative with respect to the Supplemental Indenture Amendments.

(b)     This Supplemental Indenture and the Supplemental Indenture Amendments to the Indenture and the Notes as set forth herein shall become operative only at the time and on the date at which the Consent Fee (as defined in the Consent Statement) relating to the Notes is paid, subject to the terms and conditions set forth in the Consent Statement.

(c)    Upon becoming operative (and not before), all provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture with respect to the Notes and each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as amended and supplemented by this Supplemental Indenture with respect to the Notes, unless the context otherwise requires. Upon becoming operative (and not before), the Indenture as amended and supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes.

ARTICLE IV

Miscellaneous

Section 4.1    Incorporation. All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture and the Notes. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Supplemental Indenture are inconsistent with, or conflict with, the terms of the Indenture, the terms of this Supplemental Indenture shall govern.

Section 4.2    GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.3    Successors. All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 4.4    Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 4.5    Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 4.6    No Responsibility by Trustee. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representations and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture or the due authorization and execution hereof by the Company.

Section 4.7    Calculations. Except as otherwise provided herein, the Company shall be responsible for making all calculations called for under this Supplemental Indenture and the Notes. The Company or its agents will make all such calculations in good faith and, absent manifest error, such calculations will be final and binding on Holders. The Company upon request will provide a schedule of its calculations to the Trustee, and the Trustee is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will deliver a copy of such schedule to any Holder upon the written request of such Holder.

Section 4.8    U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 4.9    Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation: (i) any act or provision of any present or future law or regulation or governmental authority, (ii) any act of God, (iii) natural disaster, (iv) war, (v) terrorism, (vi) civil unrest, (vii) accidents, (viii) labor dispute, (ix) disease, (x) epidemic or pandemic, (xi) quarantine, (xii) national emergency, (xiii) loss or malfunction of utility or computer software or hardware, (xiv) communications system failure, (xv) malware or ransomware or (xvi) unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or (xvii) unavailability of any securities clearing system; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 4.10    Waiver of Jury Trial. EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 4.11    Ratification of Indenture; Supplemental Indenture; Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Company hereby expressly reaffirms each of its obligations to indemnify the Trustee and hold the Trustee harmless pursuant to Section 7.7 of the Original Indenture in connection with the Trustee’s execution and delivery of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

COVANTA HOLDING CORPORATION, as Company

By:	/s/ James Reilly
Name:	James Reilly
Title:	Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Linda Lopez
Name:	Linda Lopez
Title:	Assistant Vice President

[Signature Page to Supplemental Indenture]